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                                                                   EXHIBIT 10.25


                        ADDENDUM FOR MANUFACTURING SPACE

This agreement entered into on 6/23/00, by and between Grayscale, Inc. DBA microHelix Labs, Inc., a corporation chartered under the laws of the state of Oregon and having it's principal offices located at 4581 S Butterfield Dr. Tucson, AZ 85714 herein referred to as SELLER, and Agave Wire, a corporation chartered under the laws of the state of Texas and having its principal offices located at 10355 Sanders Dr Dallas, TX 75238 herein referred to as PURCHASER.

Whereas, Seller has contractual relationships with one or more Mexican corporations organized under the General Corporation Law of Mexico qualified and registered to do business under the maquiladora assembly or manufacturing programs prescribed by the Law for the furnishing of manufacturing assembly space (hereinafter referred to as "space"), and,

Whereas, Seller upon agreement, can furnish space the following selected location in Nogales, Sonora, Mexico, pursuant to it's aforementioned existing established contractual relationships in accordance with the terms and conditions set forth below; and,

Whereas, Purchaser is desirous of using the space offered by Seller.

Therefore, it is agreed as follows:

1. The Seller has entered into a lease agreement for manufacturing space located at Calle San Jose Fraccionamiento in the city of Nogales, Sonora, Mexico on the sole behalf of the Purchaser. This lease agreement has been executed between David R. Martell (representing Grayscale Inc.) and Harvey Featherly (representing Agave Wire). Purchaser assumes full responsibility for said lease terms and conditions.

2. The space is 18464.4 Sq. Ft. (including shared common space) and is being leased at a rate of US $4.82 per square foot, per year for a total of US $89973.81 per year, payable in monthly installments on the first of each month. (a)

3. The term of the lease is for 29 months and 15 days from 8/1/00 allowing for a prorated lease rate if applicable.

4. The building shall be fit for occupancy at 12:01 AM on 8/1/00, per the terms and conditions of the lease agreement.

5. Purchaser is responsible for all needed leasehold improvements and maintenance to support their manufacturing operation as detailed in Articles I and II of the Contractual Guideline for Shelter Program Relationships.

6. Seller shall use its best effort to assist in the facilitation of the manufacturing space to meet the Purchaser's requirements.

7. Purchases shall hold Seller harmless of any liabilities associated with the terms and conditions of the lease contract that has been executed on the Purchaser's behalf.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, and its associated addendum, or caused this Agreement to be executed, as of this day and year written below:

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PURCHASER:                                     SELLER:


BY  /s/ Harvey Featherly                       By   /s/ David Martell
    ------------------------------------            ---------------------------

TITLE  President                               TITLE   General Manager
     -----------------------------------            ---------------------------

DATE  6-23-00                                  DATE   6/23/00
    ------------------------------------            ---------------------------

AGREEMENT START DATE  8-1-00
                    --------------------

monthly sublease amount (a) 89,973.81 (divided by) 12 = 7,497.82

NOGALES PLANT SUBLEASE